Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 2, 2020, relating to the consolidated financial statements of BridgeBio Pharma, Inc. appearing in the Annual Report on Form 10-K for the year ended December 31, 2019.

/s/ Deloitte & Touche LLP

San Francisco, California

July 6, 2020